Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Charlie’s Holdings, Inc. on Form S-8 (File No. 333-252187 and File No. 333-268968) of our report dated April 15, 2024, on the consolidated financial statements of Charlie’s Holdings, Inc. as of December 31, 2023 and for the year then ended, which appears in the Annual Report on Form 10-K of Charlie’s Holdings, Inc. for the year ended December 31, 2024.  The report for Charlie’s Holdings, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP

Fort Washington, PA

May 29, 2025